UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Cheetah Mobile Inc.

(Name of Issuer)
Class A ordinary shares, in the form of American Depositary Shares

(Title of Class of Securities)
163075104

(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 163075104	SCHEDULE 13G/A	Page 2 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) HC
 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 3 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) HC
 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 4 of 15 Pages

1		NAME OF REPORTING PERSONS GI Holdco II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) HC
 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 5 of 15 Pages

1		NAME OF REPORTING PERSONS GI Holdco LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) HC

 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 6 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Partners Investment Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) HC

 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 7 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Services Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) HC

 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 8 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Services, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) HC

 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 9 of 15 Pages

1		NAME OF REPORTING PERSONS Guggenheim Funds Investment Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,971,170**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,971,170**
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,971,170**
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.41%**
12		TYPE OF REPORTING PERSON (See Instructions) IA

 ** Each American Depositary Share represents 10 Class A Ordinary Shares, par value US$0.000025 per share. Percentage is based on 288,988,560 Class A Ordinary Shares issued and outstanding as reported in the issuer’s Form 20-F/A. Form 20-F/A filed with the Securities and Exchange Commission on April 30, 2015.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 10 of 15 Pages

Item 1.	(a) Name of Issuer:

Cheetah Mobile Inc.

(b) Address of Issuer’s Principal Executive Offices:

1/2F, Fosun International Center Tower

No. 237 Chaoyang North Rd.

Chaoyang District Beijing F4 100022

People’s Republic of China

Item 2.	(a) Name of Person Filing:

This Statement is jointly filed by Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II LLC, GI Holdco LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC and Guggenheim Funds Investment Advisors, LLC (“GFIA”). This statement relates to the shares of common units representing limited partner interests (the “Shares”), of the Issuer beneficially owned directly by GFIA, a Delaware limited liability company. Guggenheim Capital, LLC is the majority owner of Guggenheim Partners, LLC, GI Holdco II LLC, GI Holdco LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC and GFIA. GFIA is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940.

(b) Address of Principal Business Office, or, if none, Residence:

Guggenheim Capital, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Partners, LLC: 227 West Monroe Street, Chicago, IL 60606

GI Holdco II LLC: 330 Madison Avenue, New York, NY 10017

GI Holdco LLC: 330 Madison Avenue, New York, NY 10017

Guggenheim Partners Investment Management Holdings, LLC: 330 Madison Avenue, New York, NY 10017

Guggenheim Funds Services Holdings, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Funds Services, LLC: 227 West Monroe Street, Chicago, IL 60606

Guggenheim Funds Investment Advisors, LLC: 227 West Monroe Street, Chicago, IL 60606

(c) Citizenship:

Guggenheim Capital, LLC is a Delaware limited liability company.

Guggenheim Partners, LLC is a Delaware limited liability company.

GI Holdco II LLC is a Delaware limited liability company.

GI Holdco LLC is a Delaware limited liability company.

Guggenheim Partners Investment Management Holdings, LLC is a Delaware limited liability company.

Guggenheim Funds Services Holdings, LLC is a Delaware limited liability company.

Guggenheim Funds Services, LLC is a Delaware limited liability company.

Guggenheim Funds Investment Advisors, LLC is a Delaware limited liability company.

(d) Title of Class of Securities:

Class A ordinary shares, in the form of American Depositary Shares

(e) CUSIP Number:

163075104

CUSIP No. 163075104	SCHEDULE 13G/A	Page 11 of 15 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 163075104	SCHEDULE 13G/A	Page 12 of 15 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

As of December 31, 2015, Guggenheim Capital, LLC may be deemed the beneficial owner of 6,971,170 Shares, which amount includes 6,971,170 Shares beneficially owned directly by Guggenheim Funds Investment Advisors, LLC and indirectly by Guggenheim Funds Services, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Partners Investment Management Holdings, LLC, GI Holdco LLC, GI Holdco II LLC and Guggenheim Partners, LLC.

(b) Percent of class:

2.41% of the Class A ordinary shares, in the form of American Depositary Shares

(c) Number of shares as to which the person has:

Guggenheim Capital, LLC, Guggenheim Partners, LLC, GI Holdco II LLC, GI Holdco LLC, Guggenheim Partners Investment Management Holdings, LLC, Guggenheim Funds Services Holdings, LLC, Guggenheim Funds Services, LLC, Guggenheim Funds Investment Advisors, LLC

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 6,971,170

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 6,971,170

CUSIP No. 163075104	SCHEDULE 13G/A	Page 13 of 15 Pages

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Certain advisory clients of Guggenheim Funds Investment Advisors, LLC have the right to receive or the power to direct the receipt of dividends from or the profits from the sale of the Shares reported herein.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

See disclosure in Item 2 hereof.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 163075104	SCHEDULE 13G/A	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

GI Holdco II LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

GI Holdco LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Partners Investment Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Funds Services Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Funds Services, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Funds Investment Advisors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

CUSIP No. 163075104	SCHEDULE 13G/A	Page 15 of 15 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to Class A ordinary shares, in the form of American Depositary Shares of Cheetah Mobile Inc., dated as of December 31, 2015 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 16, 2016

Guggenheim Capital, LLC
By: Robert Saperstein

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Partners, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

GI Holdco II LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

GI Holdco LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Partners Investment Management Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Funds Services Holdings, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Funds Services, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory

Guggenheim Funds Investment Advisors, LLC
By: Guggenheim Capital, LLC, parent company

By:	/s/ Robert Saperstein
	Name:	Robert Saperstein
	Title:	Authorized Signatory